October 25, 2005

FOR IMMEDIATE RELEASE

Press Contact: Douglas C. Sandvig
Senior Vice President,
Treasurer and Chief Financial Officer
Smithway Motor Xpress Corp.
(515) 576-7418

SMITHWAY REPORTS 91% INCREASE IN THIRD QUARTER EARNINGS

FORT DODGE, IOWA (PR Newswire) October 25, 2005—Smithway Motor Xpress Corp. (Nasdaq SmallCap Market: SMXC) announced today financial and operating results for the third quarter and nine months ended September 30, 2005.

For the quarter, net earnings improved 91% to $1.6 million compared to $854,000 for the same quarter in 2004. For the first nine months of 2005, net earnings, excluding unusual items, improved 209% to $3.5 million compared to $1.1 million in the 2004 period.

For the third quarter of 2005, operating revenue increased approximately 17.8% to $57.3 million from $48.7 million for the corresponding quarter in 2004. Operating revenue, excluding fuel surcharge revenue of $8.2 million, increased approximately 9.0% to $49.1 million from $45.0 million, excluding fuel surcharge revenue of $3.6 million, for the corresponding quarter in 2004. Net earnings was $1.6 million, or $0.33 per basic share and $0.32 per diluted share, compared with net earnings of $854,000, or $0.18 per basic share and $0.17 per diluted share, for the same quarter in 2004.

For the first nine months of 2005, operating revenue increased approximately 16.9% to $162.4 million from $138.9 million for the first nine months in 2004. Operating revenue, excluding fuel surcharge revenue of $19.7 million, increased approximately 9.0% to $142.7 million from $130.8 million, excluding fuel surcharge revenue of $8.1 million, for the first nine months in 2004. Net earnings was $3.5 million, or $0.71 per basic share and $0.69 per diluted share, compared with net earnings of $1.9 million, or $0.38 per basic and diluted share, for the first nine months in 2004. (Net earnings for the first nine months in 2004 included $727,000, or $0.15 per basic and diluted share, of tax-free life insurance proceeds. Without the life insurance proceeds, net earnings for the first nine months in 2004 would have been $1.1 million, or $0.23 per basic and diluted share.)

G. Larry Owens, President and Chief Executive Officer, commented, “We are extremely pleased in our ability to continually reduce our operating ratio in spite of increased fuel and labor costs. Our operating ratio, excluding fuel surcharges, for the quarter was 93.3% compared to 95.9% during the third quarter of 2004. Similarly, our year to date operating ratio, excluding fuel surcharges, fell to 94.8%, from 97.4% during the first nine months of 2004. We have improved our operating ratio, excluding fuel surcharges, by more than 700 basis points since the inception of our profit improvement plan in 2003.

“Freight demand continues to be robust. The demand for building products and heavy equipment in the devastated hurricane areas is producing increasing demand for our flatbed business. Costs, however, continue to increase. During the quarter, average fuel prices increased 39% to $2.46 per gallon compared to $1.77 per gallon in the third quarter of 2004. Increased fuel surcharge revenue mitigated approximately 80% of this price increase. On three occasions during the previous four quarters we have increased driver wages in response to the market. We continually monitor expenses and have increased our truck to non-driver employee ratio to 4.98 during the third quarter of 2005 from 4.56 during the third quarter of 2004, a 9% improvement. We are one of the few companies providing an environment to increase our independent contractor fleet, which grew by 10% over the past twelve months.

“We continue to meet our profit improvement goals. By reducing our operating ratio and modestly increasing revenues we expect continued improvement in net earnings. During the past two years, we have successfully planned for and implemented strategies to turn around the profitability of Smithway. During this period, we have experienced dramatic improvement as we implemented major changes and as our industry conditions recovered from a very depressed situation. Because we have already reaped the initial substantial benefits of our changes and improving industry conditions, we expect future improvement will occur at a slower rate and, in any event, will depend upon many factors, including freight demand, fuel prices, and driver availability.”

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq SmallCap Market under the symbol “SMXC.”

This press release and statements made by the Company in its stockholder reports and public filings, as well as oral public statements by Company representatives, may contain certain forward-looking information, usually identified by words such as “anticipates,” “believes,” “estimates,” “projects,” “plans,” “expects,” or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in forward-looking statements. The following factors, among others, could cause actual results to differ materially from those in forward-looking statements: failure to sustain the recent return to quarterly operating profitability, which could result in violation of bank covenants and acceleration of indebtedness at several financial institutions; the ability to obtain financing on acceptable terms, and obtain waivers and amendments to current financing in the event of default; economic recessions or downturns in customers’ business cycles; excessive increases in capacity within truckload markets; surplus inventories; decreased demand for transportation services offered by the Company; increases or rapid fluctuations in inflation, interest rates, fuel prices, and fuel hedging; the availability and costs of attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts, or changes in excess coverage, relating to accident, cargo, workers’ compensation, health, and other claims; the resale value of used equipment and prices of new equipment; seasonal factors such as harsh weather conditions that increase operating costs; regulatory requirements that increase costs and decrease efficiency, including emissions standards and hours-of-service regulations; changes in management; and the ability to negotiate, consummate, and integrate acquisitions. Readers should review and consider the various disclosures made by the Company in this press release, stockholder reports, and in its Forms 10-K, 10-Q, and other public filings. The Company disclaims any obligation to update or alter its forward-looking statements whether as a result of new information, future events, or otherwise.

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except share and per share data and operating statistics)

	Three months ended		Nine months ended
	September 30,		September 30,
	(unaudited)		(unaudited)
	2004	2005	2004	2005

Operating revenue:
Freight	$48,469	$56,867	$138,338	$161,272
Other	189	440	599	1,115

Operating revenue	48,658	57,307	138,937	162,387

Operating expenses:
Purchased transportation	16,125	20,423	45,384	55,938
Compensation and employee benefits	13,572	13,866	40,272	42,107
Fuel, supplies, and maintenance	9,710	13,106	27,352	36,121
Insurance and claims	1,288	1,309	3,953	4,975
Taxes and licenses	906	880	2,778	2,785
General and administrative	1,714	1,826	5,148	5,592
Communications and utilities	282	266	962	862
Depreciation and amortization	3,203	2,334	9,695	6,658

Total operating expenses	46,800	54,010	135,544	155,038

Earnings from operations	1,858	3,297	3,393	7,349

Other (expense) income:
Interest expense	(378)	(500)	(1,141)	(1,268)
Interest income	16	47	26	98
Life Insurance Proceeds	—	—	727	—

Earnings before income taxes	1,496	2,844	3,005	6,179
Income tax expense	642	1,216	1,151	2,693

Net earnings	$854	$1,628	$1,854	$3,486

Basic earnings per share	$0.18	$0.33	$0.38	$0.71
Diluted earnings per share	$0.17	$0.32	$0.38	$0.69
Basic weighted average common shares outstanding	4,848,821	4,936,624	4,847,609	4,925,818
Diluted weighted average common shares outstanding	4,968,889	5,060,194	4,940,442	5,043,778

OPERATING STATISTICS
Operating ratio	96.2%	94.2%	97.6%	95.5%
Operating ratio, excluding fuel surcharges ^	95.9%	93.3%	97.4%	94.8%
Average operating revenue per tractor per week	$3,227	$3,572	$3,034	$3,374
Average revenue per tractor per week*	$2,842	$2,884	$2,725	$2,806
Average revenue per seated tractor per week*	$2,915	$2,956	$2,816	$2,890
Average length of haul in miles	653	622	661	625
Average revenue per loaded mile*	$1.48	$1.55	$1.45	$1.54
Ending company tractors	754	769	754	769
Ending owner/operators tractors	435	478	435	478
Ending trailers	2,163	2,170	2,163	2,170
Weighted average tractors	1,160	1,234	1,174	1,234

*excludes fuel surcharge, brokerage, and other revenue.
^Total operating expenses, net of fuel surcharge revenue, divided by operating revenue excluding fuel surcharge revenue

SMITHWAY MOTOR XPRESS CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)

	December 31,	September 30,
	2004	2005
		(unaudited)
ASSETS

Current assets:
Cash and cash equivalents	$5,054	$1,423
Receivables, net	16,776	22,090
Inventories	948	993
Prepaid expenses and other	4,142	5,782

Total current assets	26,920	30,288

Property and equipment	117,048	119,936
Less accumulated depreciation	67,772	61,402

Net property and equipment	49,276	58,534

Other assets	2,080	2,044

Total assets	$78,276	$90,866

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Current debt	$9,301	$8,133
Accounts payable and accrued expenses	15,256	19,544

Total current liabilities	24,557	27,677

Long-term debt	20,008	26,398
Deferred income taxes	10,702	10,197

Total liabilities	55,267	64,272

Stockholders’ equity	23,009	26,594

Total liabilities and stockholders’ equity	$78,276	$90,866